                                                                   EXHIBIT 10.13


                               AGREEMENT AND PLAN

                          OF REORGANIZATION AND MERGER

                                  BY AND AMONG

                  REMEC, INC., RQB ACQUISITION CORPORATION AND

                                Q-BIT CORPORATION

                                OCTOBER 24, 1997



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ARTICLE I  DEFINITIONS...........................................................................1

           1.1 Definitions.......................................................................1

ARTICLE II  MERGER, CLOSING AND CONVERSION OF SHARES.............................................5

           2.1 Merger............................................................................5
           2.2 Closing...........................................................................5
           2.3 Conversion of Shares..............................................................5
           2.4 Rights After the Effective Time...................................................6
           2.5 Dissenting Shares.................................................................6
           2.6 Adjustments.......................................................................6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SHAREHOLDERS..........6

           3.1 Organization and Authority........................................................7
           3.2 Capitalization....................................................................7
           3.3 Authority Relating to this Agreement; No Violation of Other Instruments...........8
           3.4 Compliance With Law...............................................................9
           3.5 Investments in Others.............................................................9
           3.6 Financial Statements..............................................................9
           3.7 Absence of Undisclosed Liabilities...............................................10
           3.8 Tax Returns and Payments.........................................................10
           3.9 Absence of Certain Changes and Events............................................11
           3.10 Payables; Receivable............................................................12
           3.11 Inventories.....................................................................12
           3.12 Interests in Real Property......................................................12
           3.13 Personal Property...............................................................13
           3.14 Directors and Officers..........................................................13
           3.15 Certain Transactions............................................................13
           3.16 Patents, Trademarks, Etc........................................................13
           3.17 Litigation and Other Proceedings................................................14
           3.18 Contracts.......................................................................14
           3.19 Insurance and Banking Facilities................................................14
           3.20 Personnel.......................................................................15
           3.21 Powers of Attorney and Suretyships..............................................15
           3.22 Minutes and Stock Records.......................................................15
           3.23 Governmental Compliance and Consents............................................15
           3.24 Product Warranties..............................................................16
           3.25 Compliance with ERISA and Costa Rican Law.......................................16
           3.26 Labor Matters...................................................................16
           3.27 Hazardous Materials.............................................................17

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           3.28 Order Backlog; Customer Complaints..............................................18
           3.29 Brokers and Finders.............................................................18
           3.30 Accuracy of Documents and Information...........................................18
           3.31 Certain Tax Matters.............................................................18
           3.32 Credit Cards....................................................................19
           3.33 Business Practices..............................................................19
           3.33 Minimum Consolidated Net Worth..................................................19

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................20

           4.1 Organization and Authority.......................................................20
           4.2 Capitalization...................................................................20
           4.3 Authority Relating to this Agreement; No Violation of Other Instruments..........20
           4.4 Financial Statements.............................................................21
           4.5 Shares Issued in Connection With the Merger......................................21
           4.6 Full Disclosure..................................................................22
           4.7 Activities of Merger Sub.........................................................22
           4.8 Compliance with Laws.............................................................22
           4.9 Eligibility to Use Form S-3......................................................23
           4.10 Litigation......................................................................23
           4.11 Absence of Undisclosed Liabilities..............................................23

ARTICLE V COVENANTS OF THE COMPANY AND THE COMPANY SHAREHOLDERS.................................23

           5.1 Access to Properties and Records.................................................23
           5.2 Conduct of Business Prior to Closing.............................................23
           5.3 Notice of Events.................................................................24
           5.4 Company Shareholders Approval and Board Recommendation...........................25
           5.5 No Other Negotiations............................................................25
           5.6 Cooperation......................................................................25
           5.7 Employees........................................................................25
           5.8 Best Efforts to Close............................................................25
           5.9 Agreements with Respect to Affiliates............................................25
           5.10 Shareholder Agreement and Investment Letter.....................................25
           5.11 Registration Rights Agreement...................................................26
           5.12 Updated Company Disclosure Letter...............................................26

ARTICLE VI COVENANTS OF PARENT AND MERGER SUB...................................................26

           6.1 Access to Properties and Records.................................................26
           6.2 Information......................................................................26
           6.3 Notice of Events.................................................................26
           6.4 Employee Benefits................................................................26
           6.5 Best Efforts to Close............................................................27

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           6.6 Nasdaq Listing...................................................................27
           6.7 No Actions Inconsistent with Tax-Free Reorganization.............................27
           6.8 Indemnification of Company Directors and Officers................................27

ARTICLE VII  CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB.............................28

           7.1 Representations and Warranties True at Closing...................................28
           7.2 Performance of Covenants.........................................................29
           7.3 Certificate......................................................................29
           7.4 Opinion of Counsel...............................................................29
           7.5 Resignations of Directors........................................................29
           7.6 Material Changes.................................................................29
           7.7 Consents.........................................................................29
           7.8 Shareholder Approval; Potential Dissenting Shares................................29
           7.9 Pooling Letter from Accountants..................................................29
           7.10 No Action to Prevent Completion.................................................29
           7.11 Employment and Non-Competition Agreements.......................................30
           7.12 No Material Adverse Changes.....................................................30
           7.13 Agreements with Respect to Affiliates...........................................30
           7.14 Investment Letter...............................................................30
           7.15 Approval of the Merger..........................................................30
           7.16 Contribution of Stock of Corporacion Q-bit to the Company.......................30
           7.18 HSR Act Waiting Period..........................................................30
           7.19 Termination of Shareholder Agreement............................................30

ARTICLE VIII  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY......................................30

           8.1 Representations and Warranties True at Closing...................................30
           8.2 Performance of Covenants.........................................................31
           8.3 Certificate......................................................................31
           8.4 Opinion of Counsel...............................................................31
           8.5 Consents.........................................................................31
           8.7 Shareholder Approval.............................................................31
           8.8 Pooling of Interests.............................................................31
           8.9 Employment Agreements............................................................31
           8.10 Approval of Merger..............................................................31
           8.11 Rights Agreement................................................................31
           8.12 No Material Adverse Changes.....................................................31
           8.13 Contribution of Stock of Corporacion Q-bit to the Company.......................32
           8.14 HSR Act Waiting Period..........................................................32
           8.15 Termination of Shareholder Agreement............................................32

ARTICLE IX  COVENANTS OF THE COMPANY, COMPANY SHAREHOLDERS, PARENT AND MERGER SUB...............32

           9.1 Press Releases...................................................................32
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           9.2 Confidential Information.........................................................32
           9.3 Eligibility for Use of S-3.......................................................32
           9.4 Certain Post-Closing Tax Matters.................................................32
           9.5 Notification of Certain Events...................................................34
           9.6 Regulatory Approvals.............................................................34

ARTICLE X  INDEMNIFICATION......................................................................34

           10.1 Indemnification.................................................................34
           10.2 Notice..........................................................................35
           10.3 Claims of Parent................................................................35
                    10.3.1 Claims of Parent.....................................................35
                    10.3.2 Third Party Claims...................................................35
                    10.3.3 Defense of Third Party Claims........................................36
                    10.3.4 Settlement of Third Party Claims.....................................36
                    10.3.5 Limitation on Indemnification........................................36

ARTICLE XI  MISCELLANEOUS.......................................................................37

           11.1 Survival of Representations and Warranties......................................37
           11.2 Expenses........................................................................37
           11.3 Amendment.......................................................................37
           11.4 Entire Agreement................................................................38
           11.5 Governing Law...................................................................38
           11.6 Headings........................................................................38
           11.7 Mutual Contribution.............................................................38
           11.8 Notices.........................................................................38
           11.9 Waiver..........................................................................39
           11.10  Binding Effect; Assignment....................................................39
           11.11 No Third Party Beneficiaries...................................................39
           11.12 Counterparts...................................................................39
           11.13 Further Assurances.............................................................39
           11.14 Termination....................................................................39
                    11.14.1  Mutual Consent.....................................................39
                    11.14.2  Failure to Satisfy Conditions Not Waived...........................39
                    11.14.3  Closing Has Not Occurred...........................................40

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                                LIST OF EXHIBITS

EXHIBIT A        List of Company Shareholders
EXHIBIT B        Form of Articles of Merger
EXHIBIT 3.3      Shareholder Agreement and Investment Letter
EXHIBIT 5.9      Form of Q-bit Affiliate Agreement
EXHIBIT 5.11     Form of Registration Rights Agreement
EXHIBIT 7.4      Form of Opinion of Counsel to the Company and Corporacion Q-bit
EXHIBIT 7.11(a)  Form of Employment and Non-Competition Agreement
EXHIBIT 7.11(b)  Form of Employment Agreement
EXHIBIT 8.4      Form of Opinion of Heller Ehrman White & McAuliffe

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                                       v


                              AGREEMENT AND PLAN OF
                            REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (the "Agreement") is made as of October 24, 1997 by and among REMEC, Inc., a California corporation ("Parent"), RQB Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Parent ("Merger Sub"), Q-bit Corporation, a Florida corporation (the "Company") and the shareholders of the Company named in Exhibit A hereto (the "Company Shareholders").


                                   Background


         Parent, Merger Sub, the Company and the Company Shareholders desire that Merger Sub be merged with and into the Company; that the Company be the surviving corporation and become a wholly owned subsidiary of Parent and that each share of the Common Stock of the Company which is outstanding immediately prior to the effective time of the merger be converted as set forth in this Agreement and the Articles of Merger into shares of the Common Stock of Parent. Parent, Merger Sub, the Company and the Company Shareholders intend that the merger constitute a "reorganization" under Section 368(a)(1)(A), by application of Section 368(a)(2)(E), of the Internal Revenue Code of 1986, as amended.


THE PARTIES AGREE AS FOLLOWS:


                                    ARTICLE I

                                   DEFINITIONS


         1.1 Definitions. The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement:


         "Affiliate" means, with respect to any corporation, any person or entity which controls, is controlled by or is under common control with such corporation.


         "Articles of Merger" means the Articles of Merger to be executed by the Company, Merger Sub and Parent, in the form attached to this Agreement as Exhibit B.


         "Average Closing Price" means the weighted average closing price (weighted based upon the volume of shares of Parent Common traded during the day) of a share of Parent Common on the Nasdaq National Market for the five consecutive trading days that precede the third trading day that is immediately prior to the Closing Date, as reported (absent manifest error in the printing thereof) by The Wall Street Journal (Western Edition). For example, assume the trading activity for the applicable five-day period is as follows:

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                         Nasdaq
                         Trading         Nasdaq Closing
          Day            Volume            Sales Price              Total
          ---           --------         --------------         -----------
          One             69,100             $32.75               2,263,025
          Two            220,800             $34.375              7,590,000
          Three          272,600             $35.00               9,541,000
          Four            17,600             $35.50                 624,800
          Five            49,000             $35.875              1,757,875
                        --------                                -----------
                         629,100                                 21,776,700


The weighted average closing price for this example would be calculated by dividing the sum of the numbers in the "Total" column above (21,776,700) by the sum of the numbers in the "Volume" column above (629,100) to equal $34.62 (using a rounding convention for determining the average sales price of rounding up fractions of a cent that are equal to .500 or more to the next highest whole cent and rounding down fractions of a cent that are less than .500 to the next lowest whole cent).

         "Closing" means the delivery by the Company, Parent and Merger Sub of the various documents contemplated by this Agreement and otherwise required in order to consummate the Merger.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" means Q-bit Corporation, a Florida corporation.

         "Company Audited Balance Sheet" means the balance sheet of the Company at December 31, 1996 included in the Audited Financials.

         "Company Audited Financials" means the balance sheets of the Company at December 31, 1995 and December 31, 1996 and the related statements of income, shareholders' equity and cash flows for the two years then ended, including the notes thereto, in each case accompanied by an unqualified report of Bray, Beck & Koetter, certified public accountants.

         "Company Common" means shares of Company Common Stock.

         "Company Financials" means the Company Audited Financials and the Company Interim Financials.

          "Company Interim Balance Sheet" means the balance sheet of the Company at September 30, 1997.

         "Company Interim Financials" means the balance sheet of the Company at September 30, 1997 and the related statements of income for the eight-month period then ended.

         "Corporacion Financials" means the balance sheets of Corporacion Q-bit at September 30, 1996 and September 30, 1997 and the related statements of income for the six-month and twelve-month periods then ended, respectively.

         "Corporacion Interim Balance Sheet" means the balance sheet of Corporacion Q-bit at September 30, 1997.

         "Corporacion Interim Financials" means the balance sheet of Corporacion Q-bit at September 30, 1997 and the related statements of income for the twelve-month period then ended.

         "Corporacion Q-bit" means Corporacion Q-bit, S.A., a corporation organized and existing under the laws of the Republic of Costa Rica.

         "Dissenting Shares" means those shares of Company Common as to which the holders thereof are exercising or have exercised their dissenters' rights pursuant to Sections 1301 et seq. of the FBCA.

         "Effective Time" means the time when the Articles of Merger are filed with the Department of State of the State of Florida and the Merger becomes effective.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Ratio" shall have the meaning ascribed to it in Section 2.3 of this Agreement.

         "Expiration Date" shall have the meaning ascribed to it in Section
10.3.5 of this Agreement.

         "FBCA " means the Business Corporation Act of the State of Florida.

         "GAAP" means generally accepted accounting principles and practices as promulgated by the Accounting Research Board, Accounting Principles Board and Financial Accounting Standards Board or any superseding or supplemental documentation of equal authority promulgating generally accepted accounting principles and practices, all as in effect from time to time.

         "Governmental Entity" means any government or any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local and whether domestic or foreign.

         "Hazardous Material" means any material, substance, waste or component thereof which is identified to be "hazardous" or "toxic" or otherwise poses an actual or potential risk to public health and safety or to the environment by virtue of being actually or potentially toxic, corrosive, bioaccumulative, reactive, ignitable, radioactive, infectious or otherwise harmful to public health and safety or the environment, the handling or disposal of, or exposure to which, is regulated under any applicable United States federal, state or local environmental or health and safety law, rule or regulation or, as applied to Corporacion Q-bit, any applicable law of the Republic of Costa Rica.

         "Holder" means the holder of shares of Company Common immediately prior to the Effective Time.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement; "Indemnified Party" means the party entitled to indemnity hereunder; and "Indemnifying Party" means the party obligated to provide indemnification hereunder.

          "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other reasonable professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

         "Merger Sub Common" means the Common Stock of Merger Sub, par value
$.01.

         "1933 Act" means the Securities Act of 1933, as amended, and the rules, regulations and forms of the SEC promulgated thereunder.

         "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules, regulations and forms of the SEC promulgated thereunder.

         "Parent Common" means the Common Stock of Parent, par value $.01.

         "Purchase Price" shall have the meaning ascribed to it in Section 2.3 of this Agreement.

         "SEC" means the Securities and Exchange Commission.

         "Subsidiary" means, with respect to any entity, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is owned, directly or indirectly, by such entity.

         "Tax" means any tax, charge or levy, including without limitation income, franchise, transfer, sales, use, gross receipts, business and occupation, real and personal property, ad valorem, value-added, employment, withholding, payroll, disability, capital stock, production, severance, excise, minimum and windfall profits taxes, imposed by any Governmental Entity, together with any interest, penalties (civil or criminal), fines and additions to tax related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

         "Tax Return" means any return (including without limitation any consolidated return and information return), report (including without limitation any combined report), statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax with respect to the Company and/or Corporacion Q-bit.

         The word "knowledge," when used with reference to the Company, Parent or the Company Shareholders, shall mean the current actual knowledge of the officers and directors of the Company or Parent or the current actual knowledge of the Company Shareholders, as applicable, and any written information within such officers' and directors' possession, but shall not mean any constructive knowledge of the Company, Parent or their respective officers and directors or the Company Shareholders and shall not create any inference that the Company, Parent or their respective officers and directors or the Company Shareholders have undertaken an independent inquiry or investigation of any matter to which the Company's, Parent's or Company Shareholders' respective knowledge is referenced in this Agreement, and the word "know" shall have a corresponding meaning. With respect to the use of the word knowledge as to any party, the pronoun "it" or "its" shall also include the pronoun of either gender ("he," "she" or "their") with regard to the individuals deemed to have knowledge as to any matter.

                                   ARTICLE II

                    MERGER, CLOSING AND CONVERSION OF SHARES

         2.1 Merger. Subject to and in accordance with the terms and conditions of this Agreement and the Articles of Merger, the Company, Parent and Merger Sub shall execute and file the Articles of Merger with the Department of State of the State of Florida, whereupon Merger Sub shall be merged with and into the Company pursuant to Sections 1101 et seq. of the FBCA.


         2.2 Closing. The Closing shall take place at the offices of the Company at 2144 Franklin Drive, N.E., Palm Bay, Florida 32905 at 5:00 p.m., Eastern Standard Time, on the date the Articles of Merger are filed with the Department of State of the State of Florida, or at such other place, date or time as the Company, Parent and Merger Sub shall agree writing (the "Closing Date"), such Articles of Merger to be filed as soon as practicable after all of the conditions to the parties' obligations to consummate the Merger set forth in Articles VII and VIII of this Agreement have been satisfied or waived.


         2.3 Conversion of Shares. In accordance with the Articles of Merger,
(i) each share of Merger Sub Common issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at and as of the Effective Time, into one share of Company Common, and (ii) each share of Company Common outstanding immediately prior to the Effective Time (except those shares of Company Common which are Dissenting Shares and whose holder and the Company do not thereafter agree in writing should not be treated as Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof be converted, at and as of the

Effective Time into the right to receive a number of shares of Parent Common for each share of Company Common (the "Exchange Ratio") determined by dividing (i) $30,000,000 (the "Purchase Price") by (ii) the Average Closing Price; and by dividing the result by (iii) the number of shares of Company Common outstanding immediately prior to the Effective Time. Holders of Company Common shall receive only whole shares of Parent Common; in lieu of any fractional share of Parent Common, Holders shall receive in cash the fair market value of such fractional share valuing Parent Common at the Average Closing Price.

         2.4 Rights After the Effective Time. As soon as practicable after the Effective Time, each holder of record of a certificate or certificates which, prior to the Effective Time, represented outstanding shares of the Company Common shall be entitled, upon surrender of such certificate or certificates to Parent (or in the case of certificates that have been lost, stolen or destroyed, lost certificate affidavits therefor and indemnification in connection therewith) or to an exchange agent designated by Parent, in form suitable for transfer, to receive a certificate or certificates representing the number of whole shares of Parent Common to which such shareholder is entitled under this
Article II together with cash in lieu of any fractional share of Parent Common in an amount calculated in accordance with Section 2.3.

         2.5 Dissenting Shares. Holders of Dissenting Shares shall have those rights, but only those rights, to which they are entitled under Sections 1301 et seq. of the FBCA. The Company shall give Parent prompt notice of any demand, purported demand or other communication received by the Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such shares. The Company agrees that, without the prior written consent of Parent, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

         2.6 Adjustments. Appropriate adjustments shall be made in this Agreement, the Articles of Merger and the number and type of securities into which shares of the Company Common shall be converted in connection with the Merger, in order to reflect any recapitalization, reclassification, split-up, merger, consolidation, exchange, stock dividend, stock split or similar event made, declared or effected with respect to Parent Common between the date of this Agreement and the date such shares are issued.

                                   ARTICLE III

   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SHAREHOLDERS

         Except as set forth in the disclosure letter, a true and correct copy of which has been delivered to Parent on or prior to the date of this Agreement (the "Company Disclosure Letter"), the Company, jointly and severally, and the Company Shareholders, severally, represent to Parent that:

         3.1      Organization and Authority.

                  (i) The Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; (b) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement; and (c) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on its business or financial condition. Other than Corporacion Q-bit, which is wholly owned by the Company, the Company does not have any Subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has delivered to Parent and its representatives complete and correct copies of the Articles of Incorporation and Bylaws of the Company and similar organizational documents of Corporacion Q-bit, all of which as in effect on the date of this Agreement, certified as true, complete and correct copies by the Secretary of the Company or Corporacion Q-bit, as the case may be. Such Articles of Incorporation and Bylaws and organizational documents are in full force and effect. Neither the Company nor Corporacion Q-bit is in violation of any provisions of its respective Articles of Incorporation or Bylaws or organizational documents.

                  (ii) Corporacion Q-bit: (a) is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Costa Rica; (b) has all necessary corporate power to own and lease its properties and to carry on its business as now being conducted; and (c) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operation of the Company and Corporacion Q-bit taken as a whole.

         3.2      Capitalization.

                  3.2.1 The authorized capital stock of the Company consists of 7,500 shares of Common Stock, of which 2,473 shares are issued and outstanding. The authorized capital stock of Corporacion Q-bit consists of 2,473 common shares of Series A stock, all of which are issued and outstanding. A list of all of the shareholders of the Company, with the number of shares owned by each of them as of the date of this Agreement, is contained in Section 3.2 of the Company Disclosure Letter. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable, and, with respect to the outstanding shares of Corporacion Q-bit, have been issued in compliance with all applicable laws of the Republic of Costa Rica. Except as contemplated under this Agreement, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company or Corporacion Q-bit is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

                  3.2.2 Neither the Company nor Corporacion Q-bit has in effect any stock appreciation rights plan and no stock appreciation rights issued by the Company or Corporacion Q-bit are currently outstanding.

                  3.2.3 There is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of capital stock of the Company or Corporacion Q-bit which apply to or survive the transactions contemplated by this Agreement.

                  3.2.4 Except as contemplated under this Agreement, neither the Company nor Corporacion Q-bit is a party or is subject to any agreement or understanding, and there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company or Corporacion Q-bit.

         3.3 Authority Relating to this Agreement; No Violation of Other Instruments.

                  3.3.1 The execution and delivery of this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by the Company have been duly authorized by all necessary corporate action on the part of the Company, and, assuming execution of this Agreement and such other agreements by each of the other parties thereto, this Agreement and such other agreements will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement:
(i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and
(ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law. The Company has obtained executed copies of the Shareholder Agreement and Investment Letter in the form attached hereto as
Exhibit 3.3 (the "Investment Letter") from the persons identified in Section 3.3 of the Company Disclosure Letter.

                  3.3.2 Neither the execution of this Agreement or any other agreement to which the Company or any Company Shareholder is or will be a party that is an exhibit to this Agreement nor the performance of any of them by the Company will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, or to its knowledge, any law or regulation of any court or other governmental body now in effect applicable to the Company or Corporacion Q-bit other than state securities or Blue Sky laws, as to which no representation is given; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under or otherwise give another party the right to terminate, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company or Corporacion Q-bit pursuant to, any material indenture, mortgage, lease, agreement or other instrument to which the Company or Corporacion Q-bit is a party or by which it or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of the Company or Corporacion Q-bit or of any other person secured by the assets or properties of the Company and Corporacion Q-bit; or (iv) violate or conflict with any provision of the Articles of Incorporation, Bylaws or similar organizational instruments of the Company or Corporacion Q-bit.

                  3.3.3 Other than (i) filings and approvals pursuant to the HSR Act, (ii) any necessary blue sky filings and approvals and (iii) consents or approvals disclosed in Section 3.3 of the Company Disclosure Letter, no consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained by the Company or Corporacion Q-bit in order to permit the execution, delivery or performance of this Agreement or any other agreement to which the Company is or will be a party that is an exhibit to this Agreement, or the consummation of the transactions contemplated by this Agreement and such other agreements.

         3.4 Compliance With Law. Each of the Company and Corporacion Q-bit holds all licenses, permits and authorizations (other than any such licenses, permits or authorizations the absence of which would not have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company and Corporacion Q-bit taken as a whole) necessary for the lawful conduct of their respective businesses as currently conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it or over any part of their respective operations, and the Company knows of no violation thereof, other than any such violation that would not have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company and Corporacion Q-bit taken as a whole. Neither the Company nor Corporacion Q-bit is in violation of any decree, judgment, order, or to the Company's knowledge, any law or regulation, of any court or other governmental body (including without limitation, applicable environmental protection legislation and regulations, equal employment and civil rights regulations, wages, hours and the payment of social security taxes and occupational health and safety legislation), which violation would reasonably be expected to have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company and Corporacion Q-bit taken as a whole. Section 3.4 of the Company Disclosure Letter contains a true and complete list of all licenses, permits and authorizations (other than any such licenses, permits or authorizations the absence of which would not have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company and Corporacion Q-bit taken as a whole) necessary for the lawful conduct of the business of the Company and Corporacion Q-bit wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over the Company or Corporacion Q-bit or over any part of the operations of the Company or Corporacion Q-bit.

         3.5 Investments in Others. Other than loans between the Company and Corporacion Q-bit which are included in the Company Interim Balance Sheet and the Corporacion Interim Balance Sheet, neither the Company nor Corporacion Q-bit has any investment in or advance or loan to or guarantee of, or any commitment to make any investment in, advance or loan to or guarantee of, any person.

         3.6 Financial Statements. The Company Financials and the Corporacion
Financials: (i) have been prepared in accordance with the books and records of the Company and Corporacion Q-bit; (ii) fairly present the financial position, results of operations, owners equity and cash flow of the Company and Corporacion Q-bit as of the dates and for the periods indicated therein; and (iii) with respect to the Company Financials only, have been prepared in accordance with GAAP consistently applied. The Company Interim Financials are stated without notes and, with respect to the Company Interim Financials and the Corporacion Interim Financials, are subject to normal and customary year-end adjustments.

         3.7 Absence of Undisclosed Liabilities. Except for obligations incurred in the ordinary course of business which are not required under GAAP to be reflected on a balance sheet included in the Company Interim Balance Sheet and the Corporacion Interim Balance Sheet, neither the Company nor Corporacion Q-bit has any indebtedness or any other liability (absolute, contingent, asserted or known) which is not reflected on or provided for in full on such balance sheets.

         3.8 Tax Returns and Payments. Except where failure to file would not have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company and Corporacion Q-bit taken as a whole, all Tax Returns required to be filed on or before the Closing Date by, or with respect to any assets, activities or income of, the Company and Corporacion Q-bit have been or will be timely filed, and all such returns are true, correct and complete in all material respects. All Taxes and other material governmental charges of any nature whatsoever which were shown to be due or claimed to be due on such returns or which otherwise may be owed for any period or portion thereof ending on or before the Closing Date, whether or not shown or required to be shown on any such Tax Return, have been paid or adequate provision for the payment thereof has been made. Section 3.8 of the Company Disclosure Letter includes a complete and correct list of all such returns filed in connection with any year or portion thereof which ended on or after December 31, 1992. Except as set forth in Section 3.8 of the Company Disclosure Letter, the Company has no knowledge of any assessment of deficiency or additional Tax or other governmental charge respecting the Company, Corporacion Q-bit or their respective businesses or affairs, or any knowledge of any completed, pending or threatened Tax audit or investigation respecting the Company, Corporacion Q-bit or their respective businesses or affairs by any taxing or other Governmental Entity, and no waivers of statutes of limitations have been requested with respect to the Company or Corporacion Q-bit. The amounts provided for Taxes on the Company Interim Balance Sheet and the Corporacion Interim Balance Sheet are sufficient for the payment of all accrued and unpaid U.S. federal, state, local or foreign Taxes for all periods prior to the dates of such balance sheets. Notwithstanding the foregoing, (i) the Company has filed a protest in connection with an Internal Revenue Service audit for its 1994 and 1995 years; provided, however, that the 30-day letter issued by the Internal Revenue Service would not result in the assessment of any Tax deficiencies to the Company other than a Code Section 1374 built-in gains tax of $16,813 plus applicable interest, and (ii) the Company is presently undergoing a Florida sales and use tax audit that is anticipated by the Company to result in a Tax deficiency to the Company of less than $50,000, including interest.

         3.9 Absence of Certain Changes and Events. Since the date of the Company Interim Balance Sheet there has not been, and prior to the Closing there will not be:

                  (i) any transaction entered into by the Company or Corporacion Q-bit other than in the ordinary course of business or as contemplated by this Agreement or any loss or damage to any of the manufacturing facilities of the Company or Corporacion Q-bit due to fire or other casualty, whether or not insured, amounting to more than $50,000 in aggregate replacement value; any event that materially and adversely affects the ability of the Company or Corporacion Q-bit to operate its business as a whole in a manner consistent with the way in which such business has been conducted prior to September 30, 1997 or any change in the financial position, assets, liabilities, results of operations or business of the Company and Corporacion Q-bit taken as a whole other than changes in the ordinary course of business which in the aggregate have not been materially adverse;

                  (ii) any declaration, payment or setting aside of any dividend or other distribution to or for the holder of any capital stock of the Company or Corporacion Q-bit;

                  (iii) any lawsuit, proceeding or governmental investigation which is likely to have a material adverse effect on the business of the Company and Corporacion Q-bit taken as a whole;

                  (iv) any event or condition of any character which had or is reasonably likely to have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company and Corporacion Q-bit taken as a whole that has not been disclosed in the Company Disclosure Letter;

                  (v) any increase or decrease in the rates of compensation payable or to become payable by the Company or Corporacion Q-bit to any director, officer, employee, agent or consultant, or any bonus, percentage compensation, service award or other benefit, granted, made or accrued to or to the credit of any such person, or any welfare, pension, retirement or similar payment or arrangement made or agreed to by the Company or Corporacion Q-bit other than salary adjustments for non-officer employees in accordance with past practice;

                  (vi) any modification or rescission of, or waiver by the Company or Corporacion Q-bit of rights under, any existing contract which has had or is reasonably likely to have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operation of the Company and Corporacion Q-bit taken as a whole;

                  (vii) any discharge or satisfaction by the Company or Corporacion Q-bit of any lien or encumbrance, or any payment of any obligation or liability (absolute or contingent) other than current liabilities shown on the Interim Balance Sheet and the

         Corporacion Interim Balance Sheet and current liabilities incurred since the dates of such balance sheets in the ordinary course of business; or

                  (viii) any mortgage, pledge, imposition of any security interest, claim, encumbrance or other restriction on any of the assets, tangible or intangible, of the Company or Corporacion Q-bit.

         3.10     Payables; Receivable.

                  3.10.1 All accounts payable and notes payable by the Company and Corporacion Q-bit to third parties listed in the Company Interim Balance Sheet and Corporacion Interim Balance Sheet as of the date of the balance sheet to which each such account payable or note payable relates, arose in the ordinary course of business.

                  3.10.2 The accounts receivable listed in the Company Interim Balance Sheet and the Corporacion Interim Balance Sheet and reflected in the Company Interim Financials and the Corporacion Interim Financials are based on the Company's reasonable judgment and its normal credit review procedures, business practices and GAAP and are collectible in accordance with their terms in an amount not less than their aggregate book value. "Aggregate book value," for this purpose, shall mean the recorded amounts of such accounts receivable less any recorded allowance for doubtful accounts, trade allowances and return allowances, all as established in accordance with GAAP consistently applied.

         3.11 Inventories. The inventories listed in the balance sheets included in the Company Financials and the Corporacion Financials and reflected in the Company Financials and the Corporacion Financials are valued in accordance with GAAP consistently applied and as described in clause (i) of Section 3.6 of this Agreement.

         3.12 Interests in Real Property. Section 3.12(a) of the Company Disclosure Letter comprises a complete and correct list and a brief description of all real property leased by the Company and Corporacion Q-bit. Section 3.12(b) of the Company Disclosure Letter comprises a complete and correct list and a brief description of all real property owned by the Company and Corporacion Q-bit. All real property leases to which the Company or Corporacion Q-bit is a party are valid and enforceable (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto) and no party thereto is in default of any material provision thereof. All improvements and fixtures on real properties owned or leased by the Company or Corporacion Q-bit conform to all applicable material health, fire, safety, environmental, zoning and building laws and ordinances, and any applicable covenants, conditions, restrictions or limitations affecting the real property. Each of the Company and Corporacion Q-bit, as applicable, has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances and restrictions of any nature whatsoever (except for such non-monetary imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property) to all owned properties listed in Section 3.12(b) of the Company Disclosure Letter. All materials, buildings, structures and fixtures used by the

Company or Corporacion Q-bit in the conduct of their respective businesses are in good operating condition and repair, ordinary wear and tear excepted, and are sufficient for the type and magnitude of their respective current operations.

         3.13 Personal Property. Each of the Company and Corporacion Q-bit has good and marketable title (or, in the case of leased properties and assets, valid leasehold interests), free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances and restrictions of any nature whatsoever (except for such non-monetary imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property) to or in all inventory and receivables and to any item of machinery, equipment, or tangible or intangible personal property reflected on the Company Interim Balance Sheet and Corporacion Interim Balance Sheet, as applicable, or used in the business of the Company and Corporacion Q-bit (regardless of whether reflected on the Company Interim Balance Sheet or the Corporacion Interim Balance Sheet). Section
3.13 of the Company Disclosure Letter sets forth a list of items of machinery, equipment, and other personal tangible property having a current book value of $15,000 or more used in the business of the Company and Corporacion Q-bit. Except as shown on Section 3.13 to the Company Disclosure Letter, all the machinery, equipment and other tangible personal property is in good operating condition and repair, normal wear and tear excepted, and is sufficient for the type and magnitude of their operations as currently conducted. At the Closing Date, each of the Company and Corporacion Q-bit will possess all of the personal property wherever located used to conduct its business as conducted immediately prior to the Closing.

         3.14 Directors and Officers. Section 3.14 of the Company Disclosure Letter sets forth a complete and correct list of all present officers and directors of the Company and Corporacion Q-bit.

         3.15 Certain Transactions. No Affiliate is presently a party to any agreement or arrangement with the Company or Corporacion Q-bit: (i) providing for the furnishing of raw materials, products or services to or by, or (ii) providing for the sale or rental of real or personal property to or from, any such Affiliate.

         3.16 Patents, Trademarks, Etc. All rights, patents, trademarks, trade names, service marks, mask work rights, copyrights, processes, designs, formulas, inventions, trade secrets, know-how, technology or other intellectual rights and any applications or registrations therefor, and all mask works, net lists, schematics, source code, computer software programs and all other tangible and intangible information or material (collectively, the "Intellectual Property Rights") which are necessary to the current conduct of the business of the Company and Corporacion Q-bit are owned, licensed or possessed, by the Company and Corporacion Q-bit, respectively. To the Company's knowledge, the current conduct of the business of the Company and Corporacion Q-bit does not infringe any Intellectual Property Rights of any other person. No litigation is pending or, to the knowledge of the Company, has been threatened against the Company or Corporacion Q-bit or any officer, director, shareholder or employee of the Company or Corporacion Q-bit, for the infringement of any Intellectual Property Rights of any other party or for the misuse or misappropriation of any Intellectual Property Rights owned by any other party nor does any basis exist for such litigation. To the Company's knowledge, there has been no infringement or unauthorized use by any other party of any Intellectual Property Rights belonging to the Company or Corporacion Q-bit. Section 3.16 of the Company Disclosure Letter sets forth a list of all Intellectual Property Rights belonging to or used by the Company and Corporacion Q-bit.


         3.17 Litigation and Other Proceedings. None of the Company, Corporacion Q-bit, or any of their respective officers or directors in such capacity is a party to any pending or, to the best knowledge of the Company, threatened action, suit, claim, proceeding or investigation in the United States (including the Defense Contract Audit Agency, the Inspector General or the General Accounting Office) or elsewhere, and neither the Company nor Corporacion Q-bit is subject to any order, writ, judgment, decree or injunction which materially adversely affects or may reasonably be expected to so affect the business or assets of the Company and Corporacion Q-bit taken as a whole or which prevents or may reasonably be expected to prevent completion of the Merger. Section 3.17 to the Disclosure Letter contains a complete list of all claims brought against the Company and Corporacion Q-bit since December 31, 1992, together with a brief statement of the nature and amount of the claim, the court and jurisdiction in which the claim was brought, the resolution (if resolved), and the availability of insurance to cover the claim.


         3.18 Contracts. Section 3.18 to the Company Disclosure Letter lists all currently effective contracts to which the Company or Corporacion Q-bit is a party or by which the Company, Corporacion Q-bit or any of their respective properties or assets are bound which (i) involve the payment by the Company or Corporacion Q-bit of more than $25,000 over the remaining term of the contract,
(ii) are financing documents, loan agreements or promissory notes, (iii) are otherwise material to the business of the Company and Corporacion Q-bit taken as a whole and are not for the purchase or sale of goods or services in the ordinary course of business, or (iv) are distributorship or other agreements relating to the marketing of products. The Company, Corporacion Q-bit, and to the knowledge of the Company, all of the other parties to such agreements, are in compliance with all material provisions of all such agreements in which failure to so comply would have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company and Corporacion Q-bit taken as a whole, and to the knowledge of the Company, no fact exists which is, or with the passage of time is reasonably likely to become, a material default under any of them.


         3.19 Insurance and Banking Facilities. Section 3.19 to the Company Disclosure Letter sets forth a complete and correct list of (i) all contracts of insurance and indemnity of or relating to the Company and Corporacion Q-bit (except insurance related to employee benefits) in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual charge, coverage and expiration date); (ii) the names and locations of all banks in which the Company and Corporacion Q-bit has accounts; and (iii) the names of all persons authorized to draw on such accounts. All premiums and other payments due with respect to all contracts of insurance or indemnity in force as of the date of this Agreement have been or will be paid.

         3.20 Personnel. Section 3.20 to the Company Disclosure Letter sets forth a complete and correct list of (i) all employment contracts, collective bargaining agreements, and all compensation plans, agreements, programs, practices, commitments or other arrangements of any type, including bonus, profit sharing, incentive compensation, pension and retirement agreements respecting or affecting any employees of the Company and Corporacion Q-bit; and
(ii) all insurance, health, medical, hospitalization, dependent care, severance, fringe or other employee benefit plans, agreements, programs, practices, commitments or other arrangements of any type in effect for employees of the Company and Corporacion Q-bit; provided, however, that clauses (i) and (ii) of this Section 3.20 shall be deemed inapplicable to any employee benefit plan which is required to be listed in Section 3.25 of the Company Disclosure Letter.
Section 3.20 of the Disclosure Letter includes a list of all employees of the Company and Corporacion Q-bit and their compensation levels sorted by exempt and non-exempt status. The Company and Corporacion Q-bit has been and is in compliance with the terms of, and any material laws or regulations applicable to, all such plans, agreements, practices, commitments or programs.

         3.21 Powers of Attorney and Suretyships. Neither the Company nor Corporacion Q-bit has any power of attorney outstanding (other than a power of attorney issued in the ordinary course of business with respect to tax matters or to customs agents and customs brokers), and, except for obligations as an endorser of negotiable instruments incurred in the ordinary course of business, neither the Company nor Corporacion Q-bit has any obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise respecting the obligation of any other person.

         3.22 Minutes and Stock Records. The Company has provided Parent and Merger Sub and their representatives complete and correct copies of the minute books and stock records of the Company and Corporacion Q-bit. Such items contain an accurate and correct record of all proceedings and actions taken at all meetings of, and all actions taken by written consent by, the holders of capital stock of the Company and Corporacion Q-bit and their respective Boards of Directors and any committees thereof, and all original issuances and subsequent transfers and repurchases of their respective capital stock.

         3.23 Governmental Compliance and Consents. Each of Company and Corporacion Q-bit has complied with all laws and regulations of the United States Department of Defense and other governmental agencies with which Company or Corporacion Q-bit has contracts, directly or indirectly, relating to contracts including estimation of costs and reporting. Except as described in the Company Disclosure Letter, neither the Company nor Corporacion Q-bit has been audited by any agency of the United States, including the Defense Investigative Service, the Criminal Defense Investigative Service, the Inspector General or the Defense Contract Administrative Agency. Section 3.23 to the Company Disclosure Letter comprises a complete and correct list of all consents, approvals, orders and authorizations from, and all registrations, qualifications, designations, declarations and rulings with, any United States federal, state or local governmental authority, required by or with respect to the Company or Corporacion Q-bit in connection with the consummation of the transactions contemplated by this Agreement or, to the extent not listed in Section 3.4 to the Disclosure Letter, necessary to enable the Company or Corporacion Q-bit to conduct its business as it was conducted immediately before the Closing.

         3.24 Product Warranties. Attached to the Company Disclosure Letter are copies of the standard forms of agreements containing warranties or guarantees relating to the catalog products of the Company and Corporacion Q-bit. No agreement to which the Company or Corporacion Q-bit is a party provides any warranty for a period longer than three years from the date of the agreement.

         3.25 Compliance with ERISA and Costa Rican Law. Section 3.25 to the Company Disclosure Letter sets forth a complete and correct list of all "employee pension benefit plans" and all "employee welfare benefit plans" ("Plans") of the Company or in which any of its employees participate. To the Company's knowledge, each such Plan intended to qualify under Section 401(a) or
Section 501(c)(9) of the Code has received a favorable determination letter as to its qualification and has been administered in compliance with ERISA and the Code, and to the knowledge of the Company no fact or circumstance exists which would preclude continuing, good faith reliance on such determination letter or would adversely affect the qualified status of any such Plan. No fact or circumstance exists, including, without limitation, any "reportable event" (within the meaning of ERISA), in connection with any such Plan which would reasonably be expected to constitute grounds for termination of such Plan by the Pension Benefit Guaranty Corporation (the "PBGC") or of the appointment by a court of a trustee to administer such Plan. The Company has not incurred any liability to the PBGC (other than for payment of premiums which have been timely paid), and the Company has complied in full with the minimum funding requirements and in all material respects with the reporting, disclosure and fiduciary requirements of ERISA and the Code. Also set forth in Section 3.25 to the Company Disclosure Letter is a complete and correct list of all employee benefit plans of Corporacion Q-bit. All such plans of Corporacion Q-bit have been administered in compliance with applicable laws of the Republic of Costa Rica and Corporacion Q-bit has not incurred any liability under such plans that is not reflected in the Corporacion Interim Financials.

         3.26 Labor Matters. Each of the Company and Corporacion Q-bit is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices. There is no unfair labor practice complaint against the Company or Corporacion Q-bit pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, Office of Federal Contract Compliance Programs, or any comparable state, local or foreign agency. There is no (i) labor strike, dispute, slowdown or stoppage actually pending, or, to the knowledge of the Company, threatened against or directly affecting the Company or Corporacion Q-bit, (ii) grievance or arbitration proceeding pending and, to the knowledge of the Company, no claims therefor exist, or (iii) agreement which is binding on the Company or Corporacion Q-bit which restricts the Company or Corporacion Q-bit from relocating or closing any of their respective operations. Neither the Company nor Corporacion Q-bit has experienced any material work stoppage in the last 18 months. Neither the Company nor Corporacion Q-bit is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Upon termination of the employment of any of the employees of the Company or Corporacion Q-bit before or after the Closing Date, none of the Company, Corporacion Q-bit or Parent will be liable to such employee for severance pay. To the knowledge of the Company and subject to any applicable law, neither the Company nor Corporacion Q-bit is a party to or bound by any collective bargaining agreements.

         3.27 Hazardous Materials. Except as set forth in Section 3.27 of the Company Disclosure Letter:

                  (i) neither the Company nor Corporacion Q-bit, nor, to the Company's knowledge, any invitee, has caused, is causing or is contemplating to cause, any disposals or releases of any Hazardous Material on or under any properties which the Company or Corporacion Q-bit (A) owns, leases, occupies or operates or (B) previously owned, leased, occupied or operated and to the Company's knowledge, no such disposals or releases occurred prior to the Company or Corporacion Q-bit having taken title to, or possession or operation of, any of such properties; and no such disposals or releases are (and in case of such disposals or releases referred to in (B) above to the Company's knowledge) migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters;

                  (ii) neither the Company nor Corporacion Q-bit has (A) arranged for the disposal or treatment of Hazardous Material at any facility owned or operated by another person, or (B) arranged for transport of any Hazardous Materials to, or accepted any Hazardous Materials for transport to, disposal or treatment facilities or other sites selected by the Company from which facilities or sites, to the Company's knowledge, there has been a release or there is a release or threatened release of a Hazardous Material, or (C) conducted or permitted the treatment of Hazardous Materials at any facility owned, leased, occupied or operated by the Company or Corporacion Q-bit. Any facility identified in Section 3.27 of the Company Disclosure Letter under (A) above has represented to the Company that it was duly licensed in accordance with applicable law and that such facility was operated in accordance with applicable laws and with respect to any facility located in the United States, to the Company's knowledge, has not been listed in connection with the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) by the United States Environmental Protection Agency's Comprehensive Environmental Response, Compensation, and Liability Information System (CERCLIS) or National Priorities List (NPL) or any equivalent or like listing of sites under state or local law (whether for potential releases of substances listed in CERCLA or other substances).

                  (iii) the Company has no actual knowledge of, or any reason to believe or suspect that, any release or threatened release of any Hazardous Material originating from a property other than those owned, leased or operated by the Company or Corporacion Q-bit has come to be (or may come to be) located on or under properties owned, leased, occupied or operated by the Company or Corporacion Q-bit;

                  (iv) neither the Company nor Corporacion Q-bit has installed, used, buried or removed any surface impoundment or underground tank or vessel on properties owned, leased, occupied or operated by the Company or Corporacion Q-bit, and, to their knowledge, no such underground vessels are present on the property;

                  (v) each of the Company and Corporacion Q-bit is and has been in compliance in all material respects for the last three years with all applicable federal, state, local or foreign laws, ordinances, regulations, permits, approvals and authorizations applicable to it relating to air, water, industrial hygiene and worker health and safety, anti-pollution, hazardous or toxic wastes, materials or substances, pollutants or contaminants and with any lease provisions or restrictions relating to Hazardous Materials, and, to the Company's knowledge, no condition exists on any of the real property owned by or used in the business of the Company and Corporacion Q-bit that would constitute a violation of any such law or lease provision, or that constitutes or threatens to constitute a public or private nuisance; and

                  (vi) There has been no litigation, administrative proceeding or investigation or any other action, claim, demand, notice of potential responsibility or request for information brought or, to the knowledge of the Company, threatened against the Company or Corporacion Q-bit or any settlement reached with any person or persons alleging the presence, disposal, release or contemplated release of any Hazardous Material on, from or under any of such properties or as otherwise relating to potential environmental liabilities.

         3.28 Order Backlog; Customer Complaints. Section 3.28 of the Company Disclosure Letter contains a list of the aggregate orders for the products of the Company and Corporacion Q-bit as of October 15, 1997, and identifies for each such order the customer, product and price.

         3.29 Brokers and Finders. The Company has not retained any broker or finder in connection with the transactions contemplated by this Agreement.

         3.30 Accuracy of Documents and Information. Neither the representations or warranties made by the Company in this Agreement, nor those contained in any document or written information prepared by the Company or its representatives, financial statement, certificate, schedule or exhibit furnished or to be furnished (or caused to be furnished) by the Company to Parent pursuant to this Agreement, taken together as a whole contain or will contain any untrue statement of a material fact, or omit or will omit a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

         3.31     Certain Tax Matters.

                  (i) The Company since January 1, 1989 has been, and through and including the day immediately preceding the Closing Date will continue to be, an S corporation within the meaning of Section 1361 of the Code and for purposes of Florida's corporate income tax.

                  (ii) Except for a disputed Code Section 1374 built-in gains tax of $16,813 plus applicable interest which has been asserted by the Internal Revenue Service in a 30-day letter, the Company since January 1, 1989 has not been, and for its taxable year ending on the day immediately preceding the Closing Date will not be, subject to any Tax imposed by either Section 1374 or
Section 1375 of the Code that has not previously been paid.

                  (iii) The Company has had a taxable year ended December 31 in each of the past five years.

                  (iv) The Company currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five years.

                  (v) Neither the Company nor Corporacion Q-bit is a party to any written or oral, formal or informal, contract, agreement, plan or arrangement, including without limitation the provisions of this Agreement, with or covering any employee or former employee of the Company or Corporacion Q-bit that, individually or collectively, could result in the disallowance of the deduction for the payment of any amount (or portion thereof) pursuant to Sections 280G, 404 or 162 of the Code.

                  (vi) No election has been made to treat the Company or Corporacion Q-bit as a "consenting corporation" under Section 341(f) of the Code.

                  (vii) The Company operates at least one significant historic line of business, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.

         3.32 Credit Cards. Section 3.32 of the Company Disclosure Letter sets forth a complete and correct list of all credit cards issued or caused to be issued by the Company and Corporacion Q-bit to any person, firm or entity or under which the Company or Corporacion Q-bit is or may be liable for charges or payments.

         3.33 Business Practices. Neither the Company nor Corporacion Q-bit has made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor has it taken any other action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

         3.34 Minimum Consolidated Net Worth. At Closing, the Company and Corporacion Q-bit shall have a consolidated net worth of not less than the sum of (i) $2.2 million and (ii) the amount of any earnings before taxes of the Company and Corporacion Q-bit from September 1, 1997 through and including the day immediately preceding the Closing Date.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


         Except as set forth in the disclosure letter, a true and correct copy of which has been delivered to Company on or prior to the date of this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub, jointly and severally, represent to the Company and the Company Shareholders that:

         4.1 Organization and Authority. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California and Florida, respectively; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on its business or financial condition.

         4.2 Capitalization. (i) The authorized capital stock of Parent is 5,000,000 shares of Preferred Stock, none of which are issued and outstanding, and 40,000,000 shares of Parent Common, of which 19,819,783 shares were issued and outstanding as of September 5, 1997. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. As of September 5, 1997, Parent had outstanding options to purchase 1,701,300 shares of Parent Common pursuant to its existing plans. Except as set forth in the preceding sentence, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities. The Parent has delivered to the Company copies of its Articles of Incorporation, as amended, and Bylaws as in effect on the date of this Agreement.

         (ii) The authorized capital stock of Merger Sub is 1,000,000 shares of Merger Sub Common, of which 1,000 shares are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid an nonassessable, and are held by Parent. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Merger Sub is or may become obligated to issue, sell, purchase, retire or redeem any shares of stock or other securities.

         4.3 Authority Relating to this Agreement; No Violation of Other Instruments.

                  4.3.1 The execution and delivery of this Agreement and all other agreements to which Parent or Merger Sub is a party or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by Parent or Merger Sub have been duly authorized by all necessary corporate action on the part of Parent or Merger Sub and, assuming execution of this Agreement and such other agreements by the Company and each of the parties thereto, this Agreement and such other agreements will constitute a legal, valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

                  4.3.2 Neither the execution of this Agreement or any other agreements to which Parent or the Merger Sub is a party or will be a party that is an exhibit to this Agreement nor the performance of any of them by Parent or Merger Sub will: (i) conflict with or result in the breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Parent or Merger Sub; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under, any material indenture, mortgage, lease, agreement or other instrument to which Parent or Merger Sub is a party or by which it is bound; or (iii) violate or conflict with any provisions of Parent's or Merger Sub's Articles of Incorporation, Bylaws, or similar organizational instruments.

                  4.3.3 Except for the filings, registrations, consents, approvals and authorizations that may be required under the 1933 Act, the 1934 Act, the HSR Act, the rules and regulations of the Nasdaq National Market and any applicable blue sky laws, no consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Parent or Merger Sub in order to permit the execution, delivery or performance of this Agreement or any other agreement to which Parent or Merger Sub is a party or will be a party that is an exhibit to this Agreement, or the consummation of the transactions contemplated by this Agreement and such other agreements.

         4.4 Financial Statements. Parent has delivered the following consolidated financial statements of Parent (the "Parent Financial Statements") to the Company:

                  (i) Balance Sheet of Parent as of August 1, 1997 (unaudited);

                  (ii) Statement of Income for the period ended August 1, 1997 (unaudited);

                  (iii) Audited Balance Sheets of Parent dated as of January 31, 1997 and 1996 together with audited Statements of Operations, Shareholders' Equity and Changes in Cash Flow during the two year ended January 31, 1997.

Each Parent Financial Statement together with the notes thereto is in accordance with the books and records of Parent, fairly presents the financial position of Parent and the results of operations of Parent for the period indicated, and has been prepared in accordance with generally accepted accounting principles consistently applied, except that the unaudited income statement does not contain all the notes required under generally accepted accounting principles and comply as to form with applicable accounting requirements of the SEC.

         4.5 Shares Issued in Connection With the Merger. The shares of Parent Common to be issued to the Holders pursuant to the Merger, when issued in accordance with this Agreement and the Articles of Merger, will be duly authorized, validly issued, fully paid and nonassessable, and the issuance of such shares by Parent does not and will not require any further corporate action and will not be subject to preemptive rights.

         4.6 Full Disclosure. All reports, schedules and statements (including all exhibits and schedules thereto and all documents incorporated by reference therein) required to be filed by the Parent within the year prior to the date of this Agreement under the 1933 Act and 1934 Act, copies of which have been furnished to the Company, have been duly filed, were in substantial compliance with the requirements applicable under the 1933 Act and 1934 Act, and were complete and correct in all material respects as of the dates at which the information was furnished. As of the date of filing, no such report, including any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that the statements in all such reports that relate to future plans, events or performance are forward-looking statements and the Parent's future operations, financial performance, business and share price may be affected by a number of factors, any of which could cause actual results to vary materially from anticipated results; and provided, further, that the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of such reports or to reflect the occurrence of unanticipated events. The Company is current in all of its required filings under the 1934 Act. Since August 1, 1997, except as contemplated by this Agreement, Parent has conducted its business in the ordinary course and there has not been any material adverse change in the assets, liabilities, existing contracts, business, condition (financial or otherwise) or results of operations or cash flows of Parent, and, to Parent's knowledge, no fact or condition exists or is contemplated which might cause such a change in the future; provided, however, that Parent's quarterly results have in the past been, and will continue to be, subject to significant variations due to a number of factors (including the timing, cancellation or rescheduling of customer orders and shipments, the pricing and mix of products sold, new product introductions by Parent, the Parent's ability to obtain components and subassemblies from contract manufacturers and suppliers, and variations in manufacturing efficiencies), any one of which could substantially affect Parent's results of operations for any particular quarter; and provided, further, that Parent makes no representation or warranty under this Agreement regarding (i) the estimates of revenue and operating income made by financial analysts and other third parties, (ii) the ability of Parent to meet such estimates and (iii) the consequences or effect on the trading price of Parent's Common Stock in not meeting such estimates.

         4.7 Activities of Merger Sub. Merger Sub was formed for the purpose of participating in the Merger as contemplated in this Agreement. Parent has carried on no business on behalf of the Merger Sub.

         4.8 Compliance with Laws. Parent holds all material licenses, permits and authorizations necessary for the lawful conduct of its business as now being conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its respective operations, and to the knowledge of Parent, there are no violations or claimed violations by Parent of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation other than any such violation that would not have a material adverse effect on the financial results of operations of Parent.

         4.9 Eligibility to Use Form S-3. Parent meets the eligibility requirements for use of a registration statement on Form S-3.

         4.10 Litigation. Except as disclosed in Parent's filings with the SEC or in the Parent Disclosure Letter, there is no pending or, to the best of Parent's knowledge, threatened action, claim, lawsuit, administrative proceeding, arbitration, labor dispute or governmental investigation to which Parent or any of its officers or directors in such capacity is a party or by which any material portion of its assets taken as a whole may be bound, and which, if adversely determined, would have a material adverse effect on Parent. There are no outstanding orders, judgments, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against Parent.

         4.11 Absence of Undisclosed Liabilities. As of August 1, 1997, Parent had no indebtedness or liability (absolute or contingent) which is not shown or provided for in full on the Balance Sheet dated August 1, 1997 included in the Parent Financial Statements. Except as set forth in the Balance Sheet dated August 1, 1997 included in the Parent Financial Statements, Parent and its Subsidiaries do not have outstanding on the date of this Agreement, nor will it have outstanding on the Closing Date, any indebtedness or liability (absolute or contingent, asserted or unasserted, known or unknown) other than those incurred since August 1, 1997 in the ordinary course of business which are not material.

                                    ARTICLE V

              COVENANTS OF THE COMPANY AND THE COMPANY SHAREHOLDERS

         5.1 Access to Properties and Records. Throughout the period between the date of this Agreement and the Closing, the Company shall give Parent and its authorized officers, employees, attorneys, and independent public accountants and other representatives reasonable access to information and documents relating to this Agreement and the transactions contemplated by this Agreement, and shall provide Parent with such financial, technical and operating data and other information pertaining to the business of the Company as Parent may request. If requested by Parent, the Company will use its best efforts to cause the auditors of the Company to provide Parent with access to the auditors' work papers in connection with the Audited Financials. No investigation by Parent or its representatives made before or after the date of this Agreement shall affect the representations or warranties of the Company contained in this Agreement, and, subject to Section 11.1, all such representations and warranties shall survive any such investigation.

         5.2 Conduct of Business Prior to Closing. The Company agrees that, after the date of this Agreement and before the Closing, except as otherwise permitted, required or contemplated by this Agreement or expressly permitted by Parent in writing, the business of the Company shall be conducted in the ordinary course consistent with prior practices and in a prudent, businesslike fashion. Without limiting in any way the generality of the foregoing and except as so permitted, required or contemplated, the Company shall not:

                  (i) merge with or into or consolidate with any other corporation;

                  (ii) amend its Articles of Incorporation or Bylaws;

                  (iii) change its benefit structures or salary rates (other than normal merit increases or promotions), enter into or materially modify any employment contracts or severance arrangements, or enter into collective bargaining or similar agreements;

                  (iv) make any change in its authorized or outstanding capital stock or otherwise in its capital structure;

                  (v) incur any indebtedness for borrowed money, other than any draw made by the Company for working capital purposes under its existing credit facilities consistent with past practices;

                  (vi) issue or deliver any stock, bonds or other securities or debt instruments, or any options, warrants or other rights calling for the issuance or delivery thereof;

                  (vii) declare or make, or agree to declare or make, any payment or dividends or distributions or purchase or redeem, or agree to purchase or redeem, any of its capital stock or other securities;

                  (viii) enter into any transactions other than in the ordinary course of business (including make any capital expenditure in an amount greater than $100,000 in the aggregate);

                  (ix) terminate or amend any material term of any material contract, agreement, license or other instrument to which the Company is a party or by which any of the Company or any of its assets are bound, except agreements which by their terms are terminable in the ordinary course of business; or

                  (x) enter into any contract or commitment in the ordinary course of business which involves more than $100,000 or has a duration longer than one year without prior consultation with and consent of Parent which consent shall not be unreasonably withheld.

         Without limiting the generality of the foregoing, the Company shall continue to pay accounts payable and to collect accounts receivable in the ordinary course of business in accordance with past practice, to maintain and preserve customer relations and to maintain insurance; and the Company shall not change or permit to be changed in any material respect the accounting or valuation practices applicable to its assets or businesses.

         5.3 Notice of Events. Throughout the period between the date of this Agreement and the Closing, the Company shall promptly advise Parent in writing of any and all material events and developments concerning its financial position, assets, liabilities, results of operations or business or any of the items or matters covered by the Company's representations and warranties contained in this Agreement.

         5.4 Company Shareholders Approval and Board Recommendation. The Company shall submit this Agreement and the Merger to its shareholders for approval in accordance with all applicable laws and the Articles of Incorporation and Bylaws of the Company. Each Company Shareholder entitled to vote on the Merger agrees to vote all of his or her shares in favor of the Merger.

         5.5 No Other Negotiations. Until the earlier of November 30, 1997, the termination of this Agreement or the Closing, the Company shall not conduct negotiations or discussions with any other party regarding a possible acquisition of the Company or of all or a substantial part of its business or assets.

         5.6 Cooperation. The Company and the Company Shareholders shall cooperate with Parent in preparing and making all filings or submissions to governmental agencies required in connection with the transactions contemplated by this Agreement. The Company and the Company Shareholders, at any time before or after the Closing, shall execute, acknowledge and deliver any further assignments, assurances, documents and instruments of transfer reasonably requested by Parent and Merger Sub and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Parent and Merger Sub for the purpose of consummating the Merger.

         5.7 Employees. The Company shall use its best efforts to assist Parent and Merger Sub in retaining the continued services of its key employees.

         5.8 Best Efforts to Close. The Company shall use its best efforts to fulfill the conditions set forth in Article VII of this Agreement over which it has control or influence, and to complete the transactions contemplated by this Agreement.

         5.9 Agreements with Respect to Affiliates. The Company shall deliver to Parent a letter (the "Q-bit Affiliate Letter") identifying all persons who are "affiliates" of the Company under the 1933 Act. The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Q-bit Affiliate Letter to deliver to Parent, prior to the Effective Time a written agreement (a "Q-bit Affiliate Agreement") in connection with restrictions on affiliates in respect of pooling of interests accounting treatment, in substantially the form of Exhibit 5.9.

         5.10 Shareholder Agreement and Investment Letter. The Company shall use its best efforts to cause each shareholder of the Company to execute the Investment Letter concurrently with the execution of this Agreement or as promptly as practicable after (i) the date of this Agreement (with respect to shareholders as of the date of this Agreement) or (ii) the date such persons become a shareholder.

         5.11 Registration Rights Agreement. The Company shall use its best efforts to cause each Holder to execute and deliver the Registration Rights Agreement ("Rights Agreement") in the form attached hereto as Exhibit 5.11.

         5.12 Updated Disclosure Letter. The Company may deliver to Parent, and Parent may deliver to Company, on or before the date that is three days preceding the Closing Date a revised disclosure letter (the "Updated Disclosure Letter") with respect to the disclosures by the Company contained in Article III and disclosures by Parent contained in Article IV, and such Updated Disclosure Letter together with any disclosure letter with respect to the disclosures by the Company contained in Article III delivered to Parent, and the disclosures by Parent contained in Article IV of this Agreement, on the date of this Agreement shall collectively constitute the Company Disclosure Letter and the Parent Disclosure Letter, respectively.

                                   ARTICLE VI

                       COVENANTS OF PARENT AND MERGER SUB

         6.1 Access to Properties and Records. Throughout the period between the date of this Agreement and the Closing, Parent shall give the Company and its authorized officers, employees, attorneys, and independent public accountants and other representatives reasonable access to information and documents relating to this Agreement and the transactions contemplated by this Agreement, and shall provide the Company with such financial, technical and operating data and other information pertaining to the business of Parent as the Company may request, including the auditors work papers in connection with Parent's financial statements. No investigation by the Company or its representatives made before or after the date of this Agreement shall affect the representations or warranties of Parent contained in this Agreement, and, subject to Section 11.1, all such representations and warranties shall survive any such investigation.

         6.2 Information. Parent shall supply to the Company such information as the Company shall reasonably request in connection with the Company's solicitation of shareholder approval of this Agreement and the Merger.

         6.3 Notice of Events. Throughout the period between the date of this Agreement and the Closing, Parent shall promptly advise the Company in writing of any and all material events and developments concerning its financial position, assets, liabilities, results of operations or business or any of the items or matters covered by the Parent's representations and warranties contained in this Agreement.

         6.4 Employee Benefits. With respect to the employees of the Company at the Closing Date, Parent and Merger Sub shall continue coverage of such employees under employee benefit plans of the Company as they exist at the Closing Date or shall include such employees under benefit plans of Parent. Such employees who become covered under Parent's plans shall receive credit for length of service for the period of their continuous service as employees of the Company.

         6.5 Best Efforts to Close. Parent and Merger Sub shall use their best efforts to fulfill all of the conditions set forth in Article VIII of this Agreement over which they have control or influence, and to complete the transactions contemplated by this Agreement.

         6.6 Nasdaq Listing. Parent shall file with the National Association of Securities Dealers, Inc. a Notification Form for Listing of Additional Shares on the Nasdaq Stock Market of the Parent Common to be received by the Holders in the Merger.

         6.7 No Actions Inconsistent with Tax-Free Reorganization. Parent and Merger Sub shall (and, following the Effective Time, Parent shall cause the Company to) take no action with respect to the capital stock, assets or liabilities of the Company that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code. Without limitation on the generality of the foregoing, following the Effective Time, Parent shall cause the Company to either continue a significant historic line of business of the Company or use a significant portion of the Company's historic business assets in a business.

         6.8      Indemnification of Company Directors and Officers.

                  (A) From and after the Closing, Parent will fulfill and honor and will cause the Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers existing on or prior to the date hereof. From and after the Closing, such obligations shall be the joint and several obligations of Parent and the Company and, by executing this Agreement, Parent hereby assumes such obligations. The Articles of Incorporation and the Bylaws of the surviving corporation in the Merger will contain the provisions with respect to indemnification and elimination of liability set forth in the Articles of Incorporation and Bylaws of the Company as in effect on the Closing, which provisions will not be amended, repealed or otherwise modified from the Closing in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Closing, were directors, officers, employees or agents of the Company, unless such modification is required by law. The Parent and Merger Sub acknowledge and agree that prior to the Closing the Company's Articles of Incorporation and Bylaws will be amended to provide for indemnification to the fullest extent provided under applicable law.

                  (B) In the event of any claim, action, suit, proceeding or investigation to restrain, enjoin, prevent, set aside, invalidate or seek damages with respect to this Agreement or the transactions hereby contemplated or seek damages from or to impose obligations upon the Company or its directors or officers by reason of this Agreement or the transactions hereby contemplated (collectively a "Claim"), then, subject to the conditions set forth below, Parent agrees to indemnify and hold harmless Company, its officers and directors from and against any and all losses, liabilities, obligations, claims, actions, suits, proceedings, investigations, demands, judgments, damages, expenses and costs (including, without limitation, reasonable fees, expenses and disbursements of counsel) as and when incurred, arising out of, based upon, or in connection with any Claim on the terms set forth in this Section 6.8.

                  (C) In the event of any (i) claim, action, suit, proceeding or investigation to which Section 6.8(A) is claimed to apply or (ii) Claim under
Section 6.8(B) (collectively "Indemnifiable Claims"), such party(ies) claiming indemnity ("Indemnifiable Parties") shall promptly notify Parent in writing of the institution of such Indemnifiable Claim and Parent shall promptly and in any event within 10 days assume the defense of such Indemnifiable Claim, including the employment of counsel (which counsel shall not otherwise be counsel to Parent and shall otherwise be reasonably satisfactory to such Indemnified Party(ies)); provided, that Indemnified Party(ies) shall have the right to employ its or their own additional counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party(ies) unless (i) the employment of such counsel shall have been authorized in writing by Parent in connection with the defense of such Indemnifiable Claim or (ii) Parent shall not have promptly employed counsel reasonably satisfactory to such indemnified party(ies) to have charge of defense of such Indemnifiable Claim or
(iii) there is, under applicable standards of professional conduct, a conflict of any significant issue between the position of any two or more individual parties to the Indemnifiable Claim, in any of which events such fees and expenses of one such additional counsel shall be borne and promptly paid by Parent as they are incurred by such Indemnified Party(ies). The Company and Parent will cooperate in the defense of any Indemnifiable Claim. Parent shall not be liable for any settlement of any Indemnifiable Claim effected without its prior written consent, which shall not be unreasonably withheld. Parent shall not, without the prior written consent of each Indemnified Party that is not released as described in this sentence, settle or compromise any Indemnifiable Claim or permit a default or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened Indemnifiable Claim in respect of which indemnity may be sought under this Section 6.8 unless such settlement, compromise, consent, or termination includes an unconditional release of such Indemnified Party from all liability in respect of such Indemnifiable Claim.

                  (D) This Section 6.8 will survive any termination of this Agreement and the consummation of the Merger at the Closing, is intended to benefit the Company and the persons who are or were directors or officers of the Company on or prior to the Closing, and will be binding on all successors and assigns of the Company.

                                   ARTICLE VII

             CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

         The obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, any one or more of which may be waived by Parent and Merger Sub.

         7.1 Representations and Warranties True at Closing. The representations and warranties of the Company contained in this Agreement, as amended by the Company Disclosure Letter and any additional disclosure letters delivered by the Company and accepted by Parent pursuant to Section 9.5, shall be deemed to have been made again at and as of the Closing with respect to the state of facts then existing, and shall then be true and correct in all material respects, except that if a representation is already limited to matters characterized as "material," it shall be correct in all respects.

         7.2 Performance of Covenants. All of the covenants required to be performed by the Company at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

         7.3 Certificate. Parent and Merger Sub shall have received a certificate signed by the Company to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

         7.4 Opinion of Counsel. Parent and Merger Sub shall have received opinions of counsel to the Company and Corporacion Q-bit satisfactory to Parent, in the form attached hereto as Exhibit 7.4.

         7.5 Resignations of Directors. Parent shall have received from each director of the Company a duly executed resignation of such director effective as of the Effective Time.

         7.6 Material Changes. Between the date of this Agreement and the Closing there shall not have occurred any event or transaction of the nature described in Section 3.9 of this Agreement.

         7.7 Consents. Parent shall have received, in writing and in form and substance reasonably acceptable to Parent, all necessary consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement indicated or required to be indicated in Sections 3.3 and 3.23 of this Agreement and the Company Disclosure Letter. Parent shall have received in writing all necessary consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement indicated or required to be indicated in Section 4.3 of this Agreement and the Parent Disclosure Letter.

         7.8 Shareholder Approval; Potential Dissenting Shares. The Agreement and the Merger shall have been duly approved by the shareholders of the Company in accordance with all applicable laws, the Articles of Incorporation and Bylaws of the Company and otherwise and there shall be no Dissenting Shares.

         7.9 Pooling Letter from Accountants. The Board of Directors of Parent shall have received a letter from each of Ernst & Young LLP and Bray, Beck & Koetter, dated as of the Closing in form and substance satisfactory to Parent, stating that the Merger will be treated as a pooling of interests for financial accounting purposes.

         7.10 No Action to Prevent Completion. Parent shall not have determined, in the reasonable exercise of its discretion, that the transactions contemplated by this Agreement have become inadvisable or impractical by reason of the institution or threat of institution, by any federal, state, local or foreign governmental authority or any other person or entity, of litigation or other proceedings with respect to or affecting the transactions contemplated by this Agreement.

         7.11 Employment and Non-Competition Agreements. Gary R. Callaway shall have entered into his employment and non-competition agreement (the "Employment and Non-Competition Agreement") with Parent in the form attached hereto as
Exhibit 7.11(a), and each of Curtis L. Stephens, Frank Decker, Richard Sobolewski and Mary Rogers shall have entered into his or her respective employment agreement (the "Employment Agreement") with Parent in the form attached hereto as Exhibit 7.11(b).

         7.12 No Material Adverse Changes. There shall have been no material adverse changes in the Company's financial condition, business, assets or liabilities (actual or contingent) from the date of this Agreement through the Closing.

         7.13 Agreements with Respect to Affiliates. Parent shall have received executed Q-bit Affiliate Agreements.

         7.14 Investment Letter. Parent shall have received an executed Investment Letter from each Holder.

         7.15 Approval of the Merger. The Board of Directors of Parent and Merger Sub and the shareholder of Merger Sub shall have approved the Merger.

         7.16 Contribution of Stock of Corporacion Q-bit to the Company. Prior to the Closing, the shareholders of Corporacion Q-bit, shall have contributed all of the outstanding capital stock of Corporacion Q-bit to the Company as a capital contribution.

         7.17 HSR Act Waiting Period. All waiting periods under the HSR Act relating to the transactions contemplated under this Agreement shall have expired or been terminated.

         7.18 Termination of Shareholder Agreement. Prior to the Closing, the Shareholder Agreement dated as of May 1, 1993 among the Company and the Company Shareholders shall have been terminated.

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

         The obligations of the Company under this Agreement are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, any one or more of which may be waived by the Company.

         8.1 Representations and Warranties True at Closing. The representations and warranties of Parent and Merger Sub contained in this Agreement, as amended by the Parent Disclosure Letter and any additional disclosure letters delivered by Parent and Merger Sub and accepted by the Company pursuant to Section 9.5, shall be deemed to have been made again at and as of the Closing with respect to the state of affairs then existing, and shall then be true in all material respects except that if a representation is already limited to matters characterized as "material" it shall be correct in all respects.

         8.2 Performance of Covenants. All of the covenants required to be performed by Parent and Merger Sub at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

         8.3 Certificate. At the Closing, the Company shall have received a certificate signed on behalf of Parent and Merger Sub to the effect that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

         8.4 Opinion of Counsel. The Company shall have received an opinion of Heller Ehrman White & McAuliffe, counsel to Parent, dated as of the Closing Date in the form attached as Exhibit 8.4.

         8.5 Consents. The Company shall have received in writing all necessary consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement indicated or required to be indicated in Sections 3.3 and 3.23 of this Agreement and the Company Disclosure Letter. Parent shall have received in writing all necessary consents, approvals and waivers, copies of which shall have been provided to the Company, with respect to the consummation of the transactions contemplated by this Agreement indicated or required to be indicated in Section 4.3 of this Agreement and the Parent Disclosure Letter.

         8.7 Shareholder Approval. This Agreement and the Merger shall have been duly approved by the shareholders of the Company in accordance with all applicable laws, the Articles of Incorporation and Bylaws of the Company and otherwise.

         8.8 Pooling of Interests. The Board of Directors of the Company shall have received copies of the letter set forth in Section 7.9 above.

         8.9 Employment Agreements. Gary R. Callaway shall have entered into his Employment and Non-Competition Agreement with Parent, and each of Curtis L. Stephens, Frank Decker, Richard Sobolewski and Mary Rogers shall have entered into his or her respective Employment Agreement with Parent.

         8.10 Approval of Merger. The Board of Directors of Parent and Merger Sub and the shareholder of Merger Sub shall have approved the Merger.

         8.11 Rights Agreement. Parent shall have entered into the Rights Agreement with each Holder.

         8.12 No Material Adverse Changes. There shall have been no material adverse changes in Parent's financial condition, business, assets or liabilities (actual or contingent) from the date of this Agreement through the Closing.

         8.13 Contribution of Stock of Corporacion Q-bit to the Company. Prior to the Closing, the shareholders of Corporacion Q-bit, S.A., a Costa Rica corporation, shall have contributed all of the capital stock of Corporacion Q-bit, S.A. to the Company as a capital contribution.

         8.14 HSR Act Waiting Period. All waiting periods under the HSR Act relating to the transactions contemplated under this Agreement shall have expired or been terminated.

         8.15 Termination of Shareholder Agreement. Prior to the Closing, the Shareholder Agreement dated as of May 1, 1993 among the Company and the Company Shareholders shall have been terminated.

                                   ARTICLE IX

                 COVENANTS OF THE COMPANY, COMPANY SHAREHOLDERS,
                              PARENT AND MERGER SUB

         9.1 Press Releases. No party hereto, nor any of their Affiliates, shall issue any press release, make any public announcement or otherwise release any information publicly regarding the Merger, without the consent of the other parties which shall not be unreasonably withheld or delayed.

         9.2 Confidential Information. Except as otherwise required by applicable law, each party to this Agreement will keep confidential data, information or documents it obtains from the other and will not disclose (other than to its attorneys, accountants, or advisors, who are themselves required to keep such information confidential) prior to the Closing (or ever, if the Closing does not occur) to any third party such data, information or documents obtained from the other or from any director, officer, employee or agent of the other or any data or documents prepared on the basis of such data, information or documents except in each case for any data, information or document which:
(i) was or is in the public domain; (ii) was already known prior to its disclosure by the other or (iii) is disclosed to a party by a third party that is not an agent of the other.

         9.3 Eligibility for Use of S-3. Parent covenants to use its reasonable best efforts to remain eligible for the use of a Registration Statement on Form S-3 during the term of the Rights Agreement.

         9.4      Certain Post-Closing Tax Matters.

                  (i) The Company shall prepare or cause to be prepared at its own expense, in accordance with applicable law, and shall file or cause to be filed, within the time and in the manner provided by law, all Tax Returns, and any and all amended Tax Returns the filing of which may be necessary or appropriate, of the Company for all periods ending on or before the Closing Date that are due after the Closing Date, and the Company shall prepare at its own expense a Schedule K-1 and, if applicable, an amended Schedule K-1 (IRS Form 1120S) for each Company Shareholder for such periods. Since the acquisition of the Company's stock by Parent on the Closing Date terminates the Company's S corporation election at the close of the immediately preceding day and the Company's income, deductions and other items are not included in Parent's consolidated federal income Tax Return until the day after the Closing Date, such Tax Returns shall include a federal income tax S corporation return for the Company's short taxable year ending on the day immediately preceding the Closing Date (the "Final S Corporation Return") and a one-day federal income tax C corporation return for the Company's short taxable year consisting of the Closing Date. In allocating its income, deductions and other items among its three short taxable years for purposes of such income Tax Returns, (a) the Company shall not prorate its income, deductions or other items on the basis of the number of days in each short taxable year but shall use the "closing of the books" approach as of the end of the day immediately preceding the Closing Date and as of the end of the Closing Date, and (b) the Company, in its reasonable discretion, may prorate any or all of its income, deductions or other items for the month in which the Closing Date occurs on the basis of the number of days in such month falling within each short taxable year. The Final S Corporation Return and any amendment thereto, prior to filing, shall be subject to review and approval by Howard B. Hillman and Gary R. Callaway as representatives of the Company Shareholders, which approval shall not be unreasonably withheld.

                  (ii) Parent and the Company on one hand and the Company Shareholders on the other hand shall (a) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 9.4 and any audit, appeal, litigation or other proceeding with respect to Taxes, including without limitation executing Tax Returns or other documents reasonably requested or required by law, (b) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company or Corporacion Q-bit for all periods ending prior to or including the Closing Date and (c) preserve information, records or documents relating to Tax matters pertinent to the Company or Corporacion Q-bit that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

                  (iii) All authority in connection with the Company's current Internal Revenue Service appeal for its 1994 and 1995 years, any amended federal income Tax Return (IRS Form 1120S) for any taxable year of the Company ending on or before December 31, 1996, the filing of which may be necessary or appropriate, any Internal Revenue Service audit for any taxable year of the Company ending on or before the day immediately preceding the Closing Date and any appeal, litigation or other proceeding resulting from any such audit shall reside in Howard B. Hillman and Gary R. Callaway, as representatives of the Company Shareholders; provided, however, that all liability for costs and expenses relating to each such amended return, audit, appeal, litigation or other proceeding, including costs and expenses of outside accountants, attorneys and other consultants from and after the Closing, and all liability for Taxes imposed on the Company Shareholders shall be the responsibility of the Company Shareholders, and that all refunds of Taxes imposed on the Company Shareholders shall belong to the Company Shareholders. Messrs. Hillman and Callaway shall timely provide the Company with copies of all correspondence and other documents associated with each such amended return, audit, appeal, litigation or other proceeding and the Company shall execute all documents in connection therewith that are reasonably requested by them, subject, however, to the Company's right to approve, modify or reject any proposed change that would or might result in a federal income Tax deficiency for the Company for any taxable year ending before, on or after the Closing Date other than a Code
Section 1374 built-in gains tax deficiency for the Company for 1995 in an amount not exceeding $16,813 plus interest.

         9.5 Notification of Certain Events. Each party shall give prompt notice to the other party as soon as practicable after it has actual knowledge of (i) the occurrence, or failure to occur, of any event which would or would be likely to cause any party's representations or warranties contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Effective Time, or (ii) any failure on its part or on the part of any of its or its Subsidiaries, officers, directors, employees, representatives or agents (other than persons or entities who are such employees, representatives or agents only because they are appointed insurance agents of such parties) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. Each party shall have the right to deliver to another party a written disclosure letter as to any matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty or covenant of this Agreement by such party, identifying on such disclosure letter the representation, warranty or covenant which would be so breached, provided that each such disclosure letter shall be delivered as soon as practicable after such party becomes aware of the matter disclosed therein. The non-disclosing party shall have five business days from its receipt of such disclosure letter to notify the disclosing party that (a) it will close notwithstanding the new disclosure, (b) it will not close based on such new disclosure, or (c) further investigation or negotiation is required for it to reach a determination whether or not to close based on such new disclosure.

         9.6 Regulatory Approvals. Parent and the Company each have filed with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated under this Agreement as required by the HSR Act. Parent and the Company shall promptly supply any additional information which may be reasonably required by the FTC and the DOJ which the parties may reasonably deem appropriate.

                                    ARTICLE X

                                 INDEMNIFICATION

         10.1 Indemnification . Subject to Sections 10.3.5 and 11.1, the Company and each Company Shareholder, severally but not jointly, agrees to defend, indemnify and hold Parent and Merger Sub harmless from and against, and to reimburse Parent and Merger Sub with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, costs and expenses (including reasonable attorneys' fees) of every nature ("Damages") incurred by Parent and Merger Sub by reason of or arising out of or in connection with (i) any breach by the Company or any Company Shareholder of any representation or warranty contained in this

Agreement or in any certificate or other document delivered to Parent and Merger Sub pursuant to the provisions of this Agreement, including, without limitation, the Company Disclosure Letter, (ii) the failure, partial or total, of the Company or a Company Shareholder to perform any agreement or covenant required by this Agreement to be performed by it, (iii) Taxes and costs and expenses (including fees of attorneys, accountants and other consultants) relating to the Company's current appeal of the 30-day letter issued by the Internal Revenue Service for the Company's 1994 and 1995 years and any litigation or other proceeding resulting therefrom, or (iv) Taxes and costs and expenses (including fees of outside attorneys, accountants and other consultants from and after the Closing) relating to the Company's current Florida sales and use tax audit and any appeal, litigation or other proceeding resulting therefrom.

         10.2 Notice. In the event that Parent suffers Damages, Parent shall within 60 days of discovering such Damage give written notice thereof ("Notice of Claim") to the Company and each of the Company Shareholders, which in order to be effective, shall be signed by an officer of Parent and state in reasonable detail the nature of the claim, the specific provisions in this Agreement alleged to have been breached, and the amount of the claim for indemnification. Such amount shall represent Parent's good faith estimate of the Damages. The Company and the Company Shareholders shall have 30 days from receipt of the Notice of Claim to accept or reject the claim for indemnification. Any claim for Damages accepted by the Company and the Company Shareholders, or any claim determined as valid under the claim procedure set forth below, shall be deemed "Established Damages" for the purposes of this Agreement.

         10.3     Claims of Parent .

                  10.3.1 Claims of Parent . If a Notice of Claim is given pursuant to Section 10.2 above, and no rejection is received within the 30-day period specified above, then the Company and the Company Shareholders shall be deemed to have accepted such claim. If the Company and the Company Shareholders reject a claim within such 30-day period, the parties shall, in good faith, attempt to negotiate a resolution of such claim within 60 days thereafter (the "Resolution Period"). If the parties do not reach resolution during the Resolution Period, then Parent may, within 30 days after the end of the Resolution Period, proceed to submit the controversy to arbitration in Brevard County, Florida under the rules then in effect of the American Arbitration Association. The determination of the arbitrator(s) shall be binding, final and conclusive on the parties. The expenses in connection with any arbitration shall be borne equally by the parties unless determined otherwise by the arbitrator(s). If as a result of such arbitration it is determined that the Company and the Company Shareholders are obligated for such Damages, the amount set by such arbitration shall be the amount of the Established Damages and the Company and Company Shareholders shall owe Parent such amount.

                  10.3.2 Third Party Claims . If a claim for indemnification arises out of a claim by a third party, including, without limitation, any governmental agency, body or authority, ("Third Party Claim"), then in the Claim Certificate, Parent shall state in reasonable detail the nature of the claim and specific provisions of the Agreement which have been breached (if applicable) and shall specify whether Parent intends to defend the claim. If the claim has resulted in the commencement of litigation, Parent shall take all necessary legal steps to preserve the legal rights of the Company and the Company Shareholders until such time as such parties are able to assume or participate in the defense of the litigation. If Parent elects to defend the claim, the Company and the Company Shareholders shall have the right to participate in the defense of the claim. If Parent does not elect to defend the claim, the Company and the Company Shareholders shall have the obligation to defend the claim and Parent shall have the right to participate in such defense and hereby agrees to cooperate with the Company and the Company Shareholders and make available to them or their counsel all records and other material reasonably required to defend the claim.

                  10.3.3 Defense of Third Party Claims. If Parent is defending the claim, the Company and the Company Shareholders shall be given written notice of any bona fide settlement offers received with respect to the claim. Within 20 days of receipt of such offer, the Company and the Company Shareholders may elect in writing to accept the settlement offer. If the Company and the Company Shareholders wish to accept such settlement offer and Parent does not, then the claim shall be subject to a maximum indemnification in the amount of the settlement offer and the right to such indemnification of Parent shall be deemed established in such amount. For purposes of this Section 10.3.3, and in connection with the Company's current Florida sales and use tax audit as to any quarter, (i) a "bona fide settlement offer received" shall include, without limitation, any notice received from a Florida taxing agency that sets forth the amount of additional Florida sales and use tax that is or, in the absence of a timely appeal, would be payable by the Company for such quarter, and (ii) the "amount of the settlement offer" in the event of such a notice shall include, in addition to the tax, (A) any interest, penalties, fines and additions to tax that are or, in the absence of a timely appeal, would be payable by the Company for such quarter, whether or not calculated or otherwise specified in such notice, and (B) all costs and expenses (including fees of attorneys, accountants and other consultants) relating to such audit and any appeal, litigation or other proceeding resulting therefrom that are incurred by the Company after the Closing and on or before the date the settlement offer is accepted by the Company and the Company Shareholders hereunder.

                  10.3.4 Settlement of Third Party Claims. If a settlement is reached which results in any liability on the part of the Company and the Company Shareholders, or if a judgment is rendered against Parent which is not properly appealed or appealable, then Parent shall be entitled to assert its claim for indemnification. Each party shall be responsible for its own costs and expenses including legal fees incurred in defending such Third Party Claim, except that the Company and the Company Shareholders shall pay the reasonable attorneys' fees: (i) for taking legal actions necessary to preserve the legal rights of the Company and the Company Shareholders in connection with defending the claim of Parent; or (ii) which are found to be indemnifiable under any other provision of this Agreement.

                  10.3.5 Limitation on Indemnification. Notwithstanding the provisions of this Article X and any other provisions of this Agreement to the contrary, (i) neither the Company nor any Company Shareholder shall have any obligation to pay for indemnification or Damages unless and until the cumulative amount of such payment obligations of the Company and the Company Shareholders as a group exceeds the threshold amount of $100,000, and then the Company and the Company Shareholders shall be responsible only for their obligations for amounts above such $100,000 threshold amount, (ii) the Company's obligation to pay for indemnification or Damages shall not survive the Closing, (iii) each Company Shareholder's obligation to pay for indemnification or Damages shall arise only in the event of and after the Closing, (iv) each Company Shareholder's obligations shall be several with the Company Shareholder being responsible only for (A) the Company Shareholder's pro rata portion of Damages relating to a breach of any representation that survives the Closing pursuant to
Section 11.1, (B) all Damages relating to a breach by the Company Shareholder of a representation applicable to the Company Shareholder or a covenant to be performed by the Company Shareholder and (C) no Damages relating to a breach by another Company Shareholder of a representation applicable to the other Company Shareholder or a covenant to be performed by the other Company Shareholder, and
(v) such Company Shareholder's obligation to pay for indemnification or Damages after the Closing shall be limited to, and shall not exceed, the value of the shares of Parent Common such Company Shareholder was entitled to receive pursuant to Section 2.3 (with the value of each such share being the Average Closing Price). No indemnification shall be payable by the Company Shareholders pursuant to Section 10.1, except with respect to (a) representations and warranties that survive the Closing pursuant to the provisions of Section 11.1 hereof, (b) the current Tax proceedings described in subsections (iii) and (iv) of Section 10.1 above and (c) claims made prior to the expiration date of such representations as provided in Section 11.1, but not resolved by such expiration date.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Survival of Representations and Warranties. No representations and warranties contained in this Agreement, including those contained in the exhibits, schedules and other documents delivered pursuant to this Agreement, shall survive the Closing, and all such representations and warranties shall expire at the Effective Time, except that the representations and warranties given in Sections 3.1, 3.2, 3.3, 3.8, 3.31, 4.1, 4.2, 4.3 and 4.5 shall survive the Closing and expire on October 24, 1998.

         11.2 Expenses. Each party to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement; provided, however, that the costs and expenses of counsel and accountants to the Company in connection with the negotiation and execution of this Agreement shall be paid by the Company.

         11.3 Amendment. This Agreement shall not be amended except by a writing duly executed by the Company, Parent and Merger Sub. This Agreement may be amended by the parties hereto at any time before or after the approval of the Merger by the shareholders of the Company; provided, however, that following approval of the Merger by the shareholders of the Company, no amendment shall be made that by law requires the further approval of such shareholders without obtaining such further approval.

         11.4 Entire Agreement. This Agreement and the Agreement or Merger, including the exhibits, schedules and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting the subject matter.

         11.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

         11.6 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

         11.7 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that party drafted the provision or caused it to be drafted.

         11.8 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below, two days after dispatch if sent by a nationally-recognized overnight courier service or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:


If to Parent or Merger Sub:

                  Mr. Ronald E. Ragland
                  REMEC, INC.
                  9404 Chesapeake Drive
                  San Diego, California  92123
                  Facsimile:  (619) 560-4512
                  Confirmation Number: (619) 560-1301

With a copy to:

                  Victor A. Hebert, Esq.
                  Heller Ehrman White & McAuliffe
                  601 S. Figueroa Street, 40th Floor
                  Los Angeles, California  90017-5758
                  Facsimile:  (213) 614-1868
                  Confirmation Number: (213) 689-0200

If to the Company or to the Company Shareholders:

                  Q-bit Corporation
                  2144 Franklin Drive, NE
                  Palm Bay, Florida  32905-4021
                  Attention:  President

                  Facsimile:  (407)-727-3729
                  Confirmation Number: (407) 727-1838

With a copy to:

                  Lee Mermelstein, Esq.
                  Jacobson & Mermelstein, P.C.
                  52 Vanderbilt Avenue, 15th Floor
                  New York, New York  10017
                  Facsimile:  (212) 697-1427
                  Confirmation Number: (212) 697-1420

Such persons and addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

         11.9 Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

         11.10 Binding Effect; Assignment. The parties agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of all other parties to this Agreement, which they may withhold in their absolute discretion.

         11.11 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

         11.12 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

         11.13 Further Assurances. After the Closing the parties to this Agreement shall take such further actions as they agree may be reasonably necessary to carry out the transactions contemplated by this Agreement.

         11.14    Termination.

                  11.14.1 Mutual Consent. This Agreement may be terminated at any time prior to the Closing by means of the written consent of Parent and the Company.

                  11.14.2 Failure to Satisfy Conditions Not Waived. This Agreement may be terminated by Parent and Merger Sub alone if there is a failure to satisfy a condition set forth in Article VII which condition is not waived, and by the Company if there is a failure to satisfy a condition set forth in
Article VIII which condition is not waived.

                  11.14.3 Closing Has Not Occurred. This Agreement may be terminated by Parent alone or the Company alone, by written notice, if the Closing shall not have taken place by October 31, 1997; provided that such right shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date.

         IN WITNESS WHEREOF, REMEC, Inc., RQB Acquisition Corporation, Q-bit Corporation and the Company Shareholders have executed this Agreement and Plan of Reorganization and Merger as of the first date written above.


                                          REMEC, INC.


                                          By /s/ ERROL EKAIREB
                                            ----------------------------------
                                              Errol Ekaireb, President


                                          RQB ACQUISITION CORPORATION


                                          By /s/ ERROL EKAIREB
                                            ----------------------------------
                                              Errol Ekaireb, President


                                          Q-BIT CORPORATION


                                          By /s/ GARY R. CALLAWAY
                                            ----------------------------------
                                              Gary R. Callaway, President

                                          COMPANY SHAREHOLDERS:


                                          /s/ GARY R. CALLAWAY
                                          ------------------------------------
                                          Gary R. Callaway


                                          /s/ HOWARD B. HILLMAN,
                                          ------------------------------------
                                          Howard B. Hillman,


                                          /s/ HOWARD B. HILLMAN, JR.
                                          ------------------------------------
                                          Howard B. Hillman, Jr.


                                          /s/ ELISE HILLMAN GREEN
                                          ------------------------------------
                                          Elise Hillman Green


                                          /s/ TATNALL L. HILLMAN
                                          ------------------------------------
                                          Tatnall L. Hillman


                                          The Hansel Byron Mead Revocable Living
                                          Trust dated 12/01/94


                                          By: /s/ HANSEL B. MEAD
                                          ------------------------------------
                                          Hansel B. Mead, as Trustee


                                          /s/ IRENE H. RIEBE
                                          ------------------------------------
                                          Irene H. Riebe


                                      S-2